Exhibit 99.1

#07-20

News Release

CONTACT:

Greg Powell

Vice President, Investor Relations

B/E Aerospace, Inc.

(561) 791-5000 ext. 1450

B/E AEROSPACE RECORD THIRD QUARTER RESULTS EXCEED EXPECTATIONS;

REVENUES UP 49 PERCENT; OPERATING EARNINGS UP 63 PERCENT; GUIDANCE INCREASED

WELLINGTON, FL, October 30, 2007 – B/E Aerospace, Inc. (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced financial results for the third quarter of 2007.

THIRD QUARTER HIGHLIGHTS

•	Revenues of $428.2 million reflect 48.7 percent year-over-year growth. Organic revenue growth was 42 percent.
•	Operating earnings of $63.2 million were 62.5 percent higher than the third quarter of the prior year.
•	Operating margin of 14.8 percent expanded by 130 basis points compared to the third quarter of the prior year.
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Net earnings were $44.5 million, or $0.48 per diluted share. Earnings per share increased by 77.8 percent, or $0.21 per diluted share, assuming a comparable tax rate and exclusive of debt prepayment costs in both periods.

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Bookings for the quarter were a record, totaling approximately $550 million, and represent a book-to-bill ratio of approximately 1.3:1. Backlog at September 30, 2007 was a record at approximately $2.0 billion.

•	Full year 2007 diluted earnings per share guidance has been revised upward by $0.12 per share, to approximately $1.69 per share, excluding debt prepayment costs.

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THIRD QUARTER PERFORMANCE

The 62.5 percent growth in operating earnings as compared to the third quarter of last year was driven by a 48.7 percent increase in revenues and a 130 basis point expansion in operating margin. The organic revenue growth rate was 42 percent. Revenue growth was driven by robust market conditions, market share gains, and particularly strong aftermarket retrofit program deliveries to major international airlines. The 14.8 percent operating margin was 130 basis points higher than the same period last year and was primarily due to a 720 basis point increase in the operating margin for the business jet segment, a 280 basis point increase in the operating margin for the distribution segment, and a 60 basis point improvement in the operating margin for the interior systems segment. Earnings before income taxes of $60.1 million was $47.9 million, or nearly 400 percent, higher than earnings before income taxes in the third quarter of the prior year. Approximately one-half of the $47.9 million increase was a result of the 62.5 percent increase in operating earnings while the balance was due to lower interest cost and the absence of debt prepayment costs in the current period. Income tax expense for the current period was $15.6 million, or approximately 26 percent of earnings before income taxes. The lower than expected effective tax rate in the current period reflects the results of the company’s various tax planning initiatives. The company now expects an effective tax rate of approximately 33 percent for the full year 2007.

Net earnings for the third quarter were $44.5 million, or $0.48 per diluted share, compared with net earnings of $31.4 million, or $0.40 per diluted share, in the third quarter of 2006. Third quarter 2006 earnings per share included debt prepayment costs of $17.0 million and a tax benefit of $19.2 million. Third quarter 2007 earnings per share, exclusive of debt prepayment costs and calculated using the third quarter 2007 effective tax rate of 26 percent in both periods, increased by 77.8 percent, or $0.21 per diluted share, compared with the same period in the prior year. The third quarter $0.09 per share overachievement versus the company’s guidance was due to approximately $0.04 per share from operations overachievement and approximately $0.05 per share from the lower tax rate. The increase in earnings per share was achieved despite the 17 percent increase in the weighted average number of shares outstanding in the third quarter of 2007, as compared to the same period in 2006.

Net earnings per diluted share excluding debt prepayment costs and calculated using the current period effective tax rate in both periods is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures”.

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THIRD QUARTER SEGMENT DISCUSSION

Net sales by segment were as follows:

	NET SALES
	Three Months Ended September 30, ($ in millions)
	2007	2006	Percent Change
Seating	$164.7	$98.8	66.7%
Interior Systems	89.7	72.4	23.9%
Distribution	93.3	64.3	45.1%
Business Jet	47.7	34.7	37.5%
Engineering Services	32.8	17.7	85.3%
Total	$428.2	$287.9	48.7%

The 66.7 percent increase in revenue at the seating segment reflects significant market share gains and was driven by a substantially higher level of aftermarket, retrofit and refurbishment activity, as well as demand created by new aircraft deliveries. The interior systems segment revenue growth rate of 23.9 percent reflects both higher aftermarket demand as well as the higher level of new aircraft deliveries.

The distribution segment revenue growth rate of 45.1 percent reflects a significant expansion in product line, a broad-based increase in aftermarket demand for aerospace fasteners, a channel shift from OEM’s to subcontractors, which tend to acquire fasteners from distributors, and continued market share gains.

Business jet segment revenue increased by $13.0 million, or 37.5 percent, reflecting the higher level of new business jet deliveries and higher super first class revenues. Engineering services segment revenue growth of $15.1 million, or 85.3 percent, reflects the higher level of engineering design, program management and certification activities.

The following is a summary of operating earnings by segment:

	OPERATING EARNINGS
	Three Months Ended September 30, ($ in millions)
	2007	2006	Percent Change
Seating	$18.6	$11.3	64.6%
Interior Systems	17.7	13.8	28.3%
Distribution	21.4	12.9	65.9%
Business Jet	3.7	0.2	1750.0%
Engineering Services	1.8	0.7	157.1%
Total	$63.2	$38.9	62.5%

Operating earnings at the seating segment of $18.6 million in the third quarter of 2007 increased by $7.3 million, or 64.6 percent, compared with the same period in the prior year. The seating segment operating margin of 11.3 percent decreased by 10 basis points compared with the

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same period in the prior year primarily as a result of learning curve costs on two new programs. The seating segment operating margin, which has expanded by 200 basis points year-to-date as compared to the first nine months of 2006, is expected to continue to expand significantly in 2008 and beyond as a result of the segment’s high in quality backlog, operational efficiencies and operating leverage.

Operating earnings at the interior systems segment of $17.7 million increased by $3.9 million, or 28.3 percent, compared with the same period in the prior year. The interior systems segment operating margin of 19.7 percent expanded by 60 basis points despite the negative impact of the Draeger acquisition and integration costs related thereto. The interior systems segment operating margin is expected to continue to expand in 2008 and beyond as the Draeger acquisition integration activities are completed and a result of its high in quality backlog, operating efficiency and operating leverage at its higher sales volumes.

Distribution segment operating earnings in the third quarter were $21.4 million, which was 65.9 percent greater than the same period last year and represented a 22.9 percent operating margin. The distribution segment operating margin expanded by 280 basis points as compared to the third quarter of 2006 reflecting the now substantially completed integration of the NYF acquisition.

During the third quarter, operating earnings at the business jet segment increased by $3.5 million as compared to the same period in the prior year as a result of the 37.5 percent increase in revenue and the 720 basis point improvement in operating margin, which reflects improvements in both manufacturing efficiencies and operating leverage. Operating earnings at the engineering services segment increased by $1.1 million compared with the prior year as this segment continued its transition from a cost center to a profit contributor.

NINE-MONTH CONSOLIDATED RESULTS

For the nine months ended September 30, 2007, operating earnings increased 70.1 percent as compared to the same period in the prior year. The operating earnings growth was driven primarily by the 50.5 percent increase in revenue and a 170 basis point expansion in operating margin. Revenue growth was driven by robust market conditions and market share gains, and included strong retrofit program deliveries as well as an increase in demand related to growth in new aircraft deliveries. Organic revenue and operating earnings growth for the nine months ended September 30, 2007 were 39.8 percent and 73.6 percent, respectively.

Earnings before income taxes in the current nine-month period of $150.3 million was $91.7 million, or more than 150%, higher than earnings before income taxes in the nine months ended September 30, 2006. Approximately 80 percent of the $91.7 million increase was a result of the 70.1 percent increase in operating earnings while the balance was due to lower interest cost and lower debt prepayment costs in the current period.

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Net earnings were $105.0 million, or $1.20 per diluted share, as compared to $63.9 million, or $0.82 per diluted share, in the prior year period. Earnings per diluted share, exclusive of debt prepayment costs and calculated using the nine months ended September 30, 2007 effective tax rate of approximately 30 percent in both periods, increased by 84.3 percent, or $0.59 per diluted share, compared with the same period in the prior year.

The following is a summary of net sales and operating earnings by segment:

	NET SALES
	Nine Months Ended September 30, ($ in millions)
	2007	2006	Percent Change
Seating	$454.5	$283.0	60.6%
Interior Systems	256.4	192.2	33.4%
Distribution	286.5	173.0	65.6%
Business Jet	136.3	108.9	25.2%
Engineering Services	80.5	49.5	62.6%
Total	$1,214.2	$806.6	50.5%

	OPERATING EARNINGS
	Nine Months Ended September 30, ($ in millions)
	2007	2006	Percent Change
Seating	$52.3	$26.8	95.1%
Interior Systems	47.8	36.1	32.4%
Distribution	62.9	36.5	72.3%
Business Jet	12.6	5.8	117.2%
Engineering Services	3.5	0.1	3400.0%
Total	$179.1	$105.3	70.1%

For the nine months ended September 30, 2007, seating segment operating earnings of $52.3 million increased by $25.5 million, or 95.1 percent, due to both a 60.6 percent increase in revenue and a 200 basis point expansion in operating margin. Operating earnings at the interior systems segment of $47.8 million increased by $11.7 million, or 32.4 percent, as compared to the same period in the prior year primarily due to a 33.4 percent increase in revenue. The interior systems segment operating margin of 18.6 percent was negatively impacted by the Draeger acquisition, and costs of integration related thereto. The operating margin is expected to continue to improve for both the seating segment and the interior systems segment due to their high in quality backlogs, operational efficiency initiatives and, with respect to interior systems, the completion of the Draeger integration activities. The distribution segment operating earnings of $62.9 million increased by $26.4 million, or 72.3 percent, due to a 65.6 percent increase in revenue. The distribution segment operating margin of 22.0 percent was negatively impacted by the acquisition and integration

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activities associated with the NYF acquisition. The business jet segment operating earnings were $12.6 million, an increase of $6.8 million, or 117.2 percent, compared with the prior year reflecting a solid improvement in operating performance. Operating earnings at the engineering services segment improved by $3.4 million due to the increase in revenue and an improved mix of programs.

Organic revenue and operating earnings presents the company’s revenue and operating earnings as if the acquisitions of Draeger Aerospace GmbH (Draeger) and New York Fasteners (NYF), both of which occurred in the third quarter of 2006, had occurred on January 1, 2006.

LIQUIDITY AND BALANCE SHEET METRICS

Working capital has grown by $191.6 million, or 42 percent, in the first nine months of 2007 as a result of both the 50 percent increase in revenues and a substantial investment in inventories associated with the product line expansion in the distribution segment. At September 30, 2007, cash balances stood at $51.2 million, long term debt was $151.5 million, and there were no outstanding borrowings under the company’s $200 million revolving credit facility.

RECENT BUSINESS STRENGTH EXPECTED TO CONTINUE

Order activity during the third quarter of 2007 was very strong at approximately $550 million reflecting a book-to-bill ratio of approximately 1.3 to 1. Backlog at the end of the quarter was a record at approximately $2.0 billion, and represents an increase of approximately 25 percent, as compared to the company’s September 30, 2006 backlog.

Commenting on the recent performance of B/E Aerospace, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “The third quarter of 2007 was another record quarter for B/E Aerospace as each of our business segments contributed to the robust overall results. The record bookings during the current quarter included major program expansions by Emirates Airline for Super First Class and premium class products along with significant B787 related programs from Continental Airlines, Air China, Japan Airlines and a leading carrier in the Asia-Pacific region. Other program awards during the quarter included a mix of follow-on orders from existing customers for both additional retrofit business as well as orders for interior equipment for new aircraft. As evidenced by the recent Continental Airlines awards, we are beginning to see initial orders from the U.S. airlines, a development that we believe will extend for a number of years to come.”

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FINANCIAL GUIDANCE

Management has previously raised 2007 financial guidance four times during 2007 and is raising it an additional $0.12 per share today. The company’s current 2007 full year diluted earnings per share guidance is now approximately $1.69 per share, excluding debt prepayment costs. The raised financial guidance reflects the company’s substantial overachievement versus guidance, a continued improvement in the outlook, and approximately $0.05 per share due to a somewhat lower expected tax rate for 2007.

Mr. Khoury commented, “Industry experts expect worldwide air travel to continue to expand over at least the next decade, requiring airlines to retrofit their existing aircraft and add new aircraft to their fleets. We believe these market forces will continue to drive demand for our cabin interior products for both retrofit programs and new-buy aircraft for many years to come. Regarding new aircraft deliveries, we expect approximately 1,100 new wide-body aircraft to be delivered over the four-year 2008 to 2011 time period, with a market potential of approximately $2.0 billion to $3.0 billion of cabin interior products for these 1,100 aircraft. We expect that the potential bookings and revenues from the first 1,000 Boeing 787 aircraft, which will have been ordered by the end of this year, could total approximately $1.5 billion of revenue for B/E Aerospace alone. Unlike most aerospace suppliers, very little of the expected orders associated with these expected deliveries are in our existing backlog. To date, our backlog and revenues have been driven primarily by retrofit programs associated with the existing international wide-body fleet. In addition to expanding their fleets, the airlines will need to refurbish and upgrade their current fleets of wide-body and narrow-body aircraft in order to remain competitive. Our long-term visibility arising from our current backlog, associated expected follow-on orders, the expected strong delivery rates, particularly for wide-body aircraft, along with growth in orders from the U.S. domestic market, and continuing retrofit demand from carriers globally serve as the foundation for our expectation of continued strong revenue and earnings growth for the next several years.”

Financial guidance for 2008 and beyond is as follows:

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Revenues are expected to increase approximately 25 percent in 2008 to approximately $2.0 billion. Revenues are expected to grow at a healthy double-digit rate during 2009 and 2010, driven primarily by current backlog, associated follow-on orders, and the significant increase in new wide-body aircraft deliveries.

-	Operating margins are expected to continue to expand by approximately 100 to 200 basis points in each of the next three years.
-	Operating earnings in 2008 should increase by approximately 35 percent compared with 2007.
-	Full year 2008 estimated effective tax rate is approximately 35 percent.

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Full year 2008 earnings per diluted share are expected to be approximately $2.25 per diluted share, which represents growth in earnings per share of approximately 33 percent as compared to 2007 estimated earnings per diluted share (exclusive of debt prepayment costs and in spite of a 35 percent tax rate in 2008 versus a tax rate of approximately 33 percent in 2007). On a comparable tax rate basis, 2008 earnings per share are expected to increase by approximately 37 percent.

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The expected double-digit revenue growth in 2009 and 2010 together with expected further expansion in operating margin is expected to drive diluted earnings per share growth in excess of 25 percent per year in 2009 and 2010 to approximately $2.80 per share in 2009 and approximately $3.50 per share in 2010.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, the company’s financial guidance and industry expectations for the next several years. Such forward-looking statements involve risks and uncertainties. B/E’s actual experience and results may differ materially from that anticipated in such statements. Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E’s filings with the Securities and Exchange Commission, including but not limited to its most recent Form 10-K and Form 10-Q. For more information, see the section entitled “Forward-Looking Statements” contained in B/E’s Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.

B/E Aerospace, Inc. is the world’s leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet – the aftermarket – generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E’s website at www.beaerospace.com.

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B/E Aerospace, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

	THREE MONTHS ENDED
(in millions, except per share data)	September 30, 2007	September 30, 2006

Net sales	$428.2	$287.9
Cost of sales	281.5	187.1
Selling, general and administrative	48.4	39.7
Research, development and engineering	35.1	22.2
Operating earnings	63.2	38.9
Operating margin	14.8%	13.5%
Interest expense, net	3.1	9.7
Debt prepayment costs	--	17.0
Earnings before income taxes	60.1	12.2
Income taxes	15.6	(19.2)
Net Earnings	$44.5	$31.4

Net Earnings per Common Share
Basic	$0.49	$0.40
Diluted	$0.48	$0.40
Common shares:
Basic
Weighted average	91.2	77.7
End of period	91.3	77.7
Diluted
Weighted average	91.9	78.6
End of period	91.9	78.8

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B/E Aerospace, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

	NINE MONTHS ENDED
	September 30,	September 30,
(In millions, except per share data)	2007	2006

Net sales	$ 1,214.2	$ 806.6
Cost of sales	792.6	522.9
Selling, general and administrative	149.9	116.1
Research, development and engineering	92.6	62.3
Operating earnings	179.1	105.3
Operating margin	14.8%	13.1%
Interest expense, net	17.8	27.9
Debt prepayment costs	11.0	18.8
Earnings before income taxes	150.3	58.6
Income taxes	45.3	(5.3)
Net Earnings	$ 105.0	$ 63.9

Net Earnings per Common Share
Basic	$ 1.21	$ 0.83
Diluted	$ 1.20	$ 0.82
Common shares:
Basic
Weighted average	87.0	76.8
End of period	91.3	77.7
Diluted
Weighted average	87.7	77.9
End of period	91.9	78.8

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B/E Aerospace, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(unaudited)

	September 30,	December 31,
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$ 51.2	$ 65.0
Accounts receivable, net	222.9	172.9
Inventories, net	595.9	420.9
Deferred income taxes	53.5	53.1
Other current assets	20.1	13.8
Total current assets	943.6	725.7
Long-term assets	761.1	772.0
	$ 1,704.7	$ 1,497.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$ 296.1	$ 269.7
Long-term liabilities	191.9	522.0
Total stockholders’ equity	1,216.7	706.0
	$ 1,704.7	$ 1,497.7

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B/E Aerospace, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(unaudited)

	NINE MONTHS ENDED
	September 30,	September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:	105.0	63.9
Net earnings
Adjustments to reconcile net earnings to net cash flows
provided by operating activities:
Depreciation and amortization	25.7	21.4
Provision for doubtful accounts	0.7	1.6
Non-cash compensation	7.9	1.0
Deferred income taxes	41.7	(10.0)
Debt prepayment costs	11.0	18.8
Loss on disposal of property and equipment	0.4	--
Changes in operating assets and liabilities,
net of effects from acquisitions	(210.7)	(74.9)
Net cash flows (used in) provided by operating activities	(18.3)	21.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(21.7)	(15.9)
Acquisitions, net of cash acquired	(0.4)	(145.3)
Net cash flows used in investing activities	(22.1)	(161.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	384.1	25.2
Debt prepayment costs	(7.4)	(18.9)
Proceeds from long-term debt	--	374.2
Principal payments on long-term debt	(351.6)	(499.3)
Borrowings on line of credit	70.0	150.0
Repayments on line of credit	(70.0)	(150.0)
Net cash flows provided by (used in) financing activities	25.1	(118.8)

Effect of foreign exchange rate changes on cash and cash equivalents	1.5	1.3

Net decrease in cash and cash equivalents	(13.8)	(256.9)

Cash and cash equivalents, beginning of period	65.0	356.0

Cash and cash equivalents, end of period	$ 51.2	$ 99.1

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B/E Aerospace, Inc.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes the financial measure “net earnings per diluted share excluding debt prepayment costs and reflecting tax adjustments”, which excludes the debt prepayment costs and assumes the same effective tax rate for the three and nine month periods ended September 30, 2006 as is expected for the same periods in 2007. This financial measure is a “non-GAAP financial measure” as defined in Regulation G of the Securities and Exchange Act of 1934. The company uses “net earnings per diluted share excluding debt prepayment costs and reflecting tax adjustments” to evaluate its net earnings per diluted share as compared to prior periods and to assess trends in the operational strength and performance of our business. The company believes this financial measure is relevant and useful for investors because it allows investors to have a better understanding of its operating performance and makes it easier to compare the company’s operating performance to the company’s operating performance in prior periods that were not affected by the debt prepayment costs and tax benefit or did not have comparable effective tax rates. This financial measure should not be viewed as a substitute for or superior to net earnings per diluted share, the most comparable GAAP measure, as a measure of the company’s operating performance.

Debt Prepayment Costs. In the third quarter of 2006, the company incurred $17.0 million of debt prepayment costs related to the prepayment of $174.9 million of the company’s 8 1/2 percent senior notes. In the second quarter of 2007, the company incurred $11.0 million of debt prepayment costs resulting from the redemption of its $250 million aggregate principal amount of 8 7/8 percent senior subordinated notes due 2011 and the prepayment of $100 million of bank term debt.

Tax Adjustments. During the third quarter of 2006, as a result of the improving financial performance and outlook for the company’s U.K. subsidiary, B/E recognized its U.K. deferred tax asset, resulting in a tax benefit of approximately $22.9 million, which is referred to as the “tax benefit,” which such tax benefit has been excluded in calculating net earnings in the three and nine month periods ended September 30, 2006. The company’s effective tax rate for the three and nine months ended September 30, 2007 is expected to be 26% and 30%, respectively. For purposes of comparability, these expected tax rates are assumed for the comparable period in 2006.

Pursuant to the requirements of Regulation G, the company is providing the following table which reconciles net earnings per diluted share, the most directly comparable GAAP measure, to net earnings per fully diluted share excluding debt prepayment costs and reflecting tax adjustments.

(In millions except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net earnings as reported	$ 44.5	$ 31.4	$ 105.0	$ 63.9
Debt prepayment costs	--	17.0	11.0	18.8
Income taxes on debt prepayment costs and tax benefit
(assuming a 26% effective tax rate for the three month period
and a 30% effective tax rate for the nine month period)	--	(26.8)	(3.1)	(28.5)
Net earnings excluding debt prepayment costs and tax benefit
(assuming a 26% effective tax rate for the three month period
and a 30% effective tax rate for the nine month period)	$ 44.5	$ 21.6	$ 112.9	$ 54.2
Net earnings per fully diluted share excluding debt
prepayment costs and tax benefits	$ 0.48	$ 0.27	$ 1.29	$ 0.70
Net earnings per fully diluted share as reported	$ 0.48	$ 0.40	$ 1.20	$ 0.82
Weighted average diluted shares	91.9	78.6	87.7	77.9

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